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                                                                    EXHIBIT 99.1

For more information:
Investor Relations                                   Media Relations
Jim DeNike                                           Colleen Beauregard
Corixa Corporation                                   Waggener Edstrom Bioscience
206.754.5716                                         503.443.7000
denike@corixa.com                                    colleenb@wagged.com

FOR IMMEDIATE RELEASE

      CORIXA ANNOUNCES PROPOSED $75 MILLION CONVERTIBLE SUBORDINATED NOTES
                                    OFFERING

SEATTLE, JUNE 9, 2003 -- Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that it intends to offer, subject to market and other conditions, approximately $75 million in aggregate principal amount of Convertible Subordinated Notes through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will have a term of five years and will be convertible at the option of the holder into shares of Corixa common stock. The interest rate, conversion price and offering price are to be determined by negotiations between Corixa and the initial purchasers of the notes. The notes will be subordinate to existing and future senior indebtedness of Corixa. Corixa will grant the initial purchasers of the notes a 13-day option to purchase up to an additional aggregate $12 million principal amount of the notes.

Corixa plans to use the net proceeds for research and development and general corporate purposes, including working capital.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The notes and the common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CORIXA FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about the expected closing and proceeds of our financing and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. In particular, Corixa's completion of the offering is subject to various risks,

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including the satisfaction of various conditions to closing and prevailing conditions in the public capital markets. There can be no assurance that the offering will be successfully completed. Other potential risks that could cause actual events to differ materially include, but are not limited to, the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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